Exhibit 99.1

PainCare Holdings Closes on Second Round of Financing

With Laurus Master Fund

$5 Million to Be Used to Close on Two New Acquisitions

ORLANDO, Fla., March 22 /PRNewswire-FirstCall/ — PainCare Holdings, Inc. (Amex: PRZ) today announced that it has completed a second round of financing with Laurus Master Fund, Ltd., a private equity fund based in New York City.

The financing consisted of $5 million principal amount of a Secured Convertible Term Note and warrants to purchase at a premium to market 550,000 shares of Common Stock. Specific details of this transaction may be found in the Company’s Form 8-K filed with the Securities and Exchange Commission today.

Use of proceeds from this financing will be used to consummate two additional acquisitions that are expected to be completed within the next thirty days. Following completion of the acquisitions, PainCare’s annual revenue run rate will increase to approximately $32 million and net income will rise to approximately $8 million, or $.26 basic earnings per share.

Laurus has also committed, subject to its sole reasonable discretion, to make available to PainCare an additional $10 million in increments of $5 million to finance future acquisitions in accordance with a negotiated Fixed Price Convertible Debt instrument.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost- effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation. The Company has established and is aggressively expanding a highly specialized network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. PainCare has built a professional healthcare organization comprised of many internationally renowned pain management physicians, neuro- and orthopedic surgeons, and physiatrists with centers found in Florida, Colorado, North Dakota, Texas, Louisiana, Missouri and Canada.

PainCare also offers turnkey, on-site, rehab and electro diagnostic programs directly to independent physician practices, group practices and medical institutions under a revenue-sharing arrangement. MedX-Direct provides the most advanced testing, strengthening and rehabilitation utilizing state-of-the-art MedX equipment installed on-site at each physician practice. EDX-Direct program physicians are supplied with all equipment, technical training and support necessary to introduce electro diagnostic medicine studies into their respective practice offerings.

For more information on PainCare, please visit the Company’s web site at www.paincareholdings.com.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs, as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated, including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost-efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net

SOURCE PainCare Holdings, Inc.